                                                                     EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT
                           ------------------------

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into this 21st day of July, 1998 (the "Execution Date"), to be effective as of July 1, 1998 (the "Effective Date"), by and among MATRIA HEALTHCARE, INC., a Delaware corporation (together with any of its designated wholly-owned subsidiaries, "Purchaser"), ENDEAVOR TECHNOLOGIES, INC., a Georgia corporation ("Endeavor"), QUALITY DIAGNOSTIC SERVICES, INC., a Georgia corporation ("QDS") and TELEMEDICS, INC., a Georgia corporation ("Telemedics"). QDS and Telemedics are sometimes hereinafter referred to together as the "Sellers" and individually as a "Seller."

                                  BACKGROUND:
                                  ----------

     A. Endeavor owns all of the issued and outstanding shares of the capital stock of QDS and of Telemedics.

     B. The Sellers are engaged in the business of distributing heart monitoring equipment and providing diagnostic telemedicine heart monitoring services (the "Business").

     C. Subject to the terms and conditions contained herein, as set forth in this Agreement, the Sellers sell to Purchaser, and Purchaser purchases from the Sellers, as of the Effective Date, substantially all of the Sellers' assets.

     D. It is the intent of the parties that this Agreement reflect and document the terms of the above transfer of the assets of the Business from Endeavor and the Sellers to the Purchaser as of the Effective Date.

     NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


     1.   PURCHASE AND SALE OF ASSETS.

     1.1  TRANSFER OF ASSETS.  Upon the terms and subject to the conditions
          ------------------
contained herein, QDS and Telemedics hereby sell, convey and deliver to Purchaser, and Purchaser hereby purchases from QDS and Telemedics, as of the Effective Date, all the "QDS Assets" and "Telemedics Assets", respectively (as each are defined in Section 1.2 hereof), free and clear of any and all liens, charges, security interests, mortgages, claims and encumbrances of any kind (each a "Security Interest"), other than the Security Interests listed on
Schedule 1.1 hereto (the "Permitted Liens").
------------

     1.2  ASSETS.  For purposes of this Agreement, "Assets" means the "QDS
          ------
Assets" (as defined in Section 1.2.1 hereof) and the "Telemedics Assets" (as defined in Section 1.2.2 hereof).

          1.2.1  THE QDS ASSETS.   The QDS Assets means all assets, properties
                 --------------
and rights of QDS, other than the "QDS Excluded Assets" (as defined in Section
1.3 hereof). Without limiting the generality of the foregoing, QDS Assets includes the following assets of QDS, except to the extent that such assets are QDS Excluded Assets:

          (a) all machinery, equipment, supplies, inventories, office equipment, furniture, vehicles and other personal property;

          (b) all copyrightable works, copyrights, trademarks, service marks, logos, trade dress, trade names, patents, patent applications, processes, inventories, computer programs, trade secrets, confidential business information, goodwill and other intellectual property owned or used by QDS and all of QDS's rights in and to any QDS intellectual property licensed to QDS by third parties, including, without limitation, the names "Quality Diagnostic Services and "QDS" (collectively, "QDS Intellectual Property");

          (c) all cash, cash equivalents, deposits or investments equal to the aggregate amount of "Current Liabilities" as set forth on the "June 30, 1998 Balance Sheets," (as both are defined in Section 1.4(b) hereof);

          (d) all accounts receivable, notes receivable and other receivables and all documents, records and other agreements relating thereto;

          (e) to the extent assignable, all licenses, franchises, approvals, permits, registrations and other similar rights obtained from governmental agencies or authorities (and all applications therefor);

          (f) all of QDS's rights under all contracts, agreements, covenants, options, leases, guaranties and other similar arrangements (whether oral or written) listed on Schedule 1.2.1(f) hereof;
                   -----------------

          (g) all prepaid property and ad valorem taxes, interest and other expenses;

          (h)  all telephone and facsimile numbers;

          (i) all catalogs, brochures, customer lists, files, training materials, marketing materials, and other books and records;

          (j) all claims, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment against any other person or entity;

          (k) all right, title and interest of QDS, if any, in and to the software (the "Endeavor 2000 Software") to be developed pursuant to Exhibit I of that certain Distribution Agreement by and between Card Guard Scientific Survival Ltd. ("Card Guard") and QDS (the "Card Guard Agreement"), but only to the extent that such right, title and interest is transferable, it being understood and agreed that: (i) the Endeavor 2000 Software is taken by Purchaser, if at all, as is, without any representation or warranty of any kind whatsoever; and
(ii) neither Endeavor nor the Sellers makes any representation or warranty as to whether any right, title or interest, if any, in or to the Endeavor 2000 Software is transferable; and

          (l) all QDS Assets, purchased or received by QDS in the ordinary course of the Business, during the period from the Effective Date through the Execution Date (the "Interim Period").

          1.2.2  THE TELEMEDICS ASSETS.   The Telemedics Assets means all
                 ---------------------
assets, properties and rights of Telemedics, other than the "Telemedics Excluded Assets" (as defined in Section 1.3 hereof). Without limiting the generality of the foregoing, Telemedics Assets includes the following assets of Telemedics, except to the extent such assets are Telemedics Excluded Assets:

          (a) all machinery, equipment, supplies, inventories, office equipment, furniture, vehicles and other personal property;

          (b) all copyrightable works, copyrights, trademarks, service marks, logos, trade dress, trade names, patents, patent applications, processes, inventories, computer programs, trade secrets, confidential business information, goodwill and other intellectual property owned or used by Telemedics, and all of Telemedics' rights in and to any Telemedics intellectual property licensed to Telemedics by third parties (collectively, "Telemedics Intellectual Property"), but excluding the name "Telemedics,";

          (c) all cash, cash equivalents, deposits or investments equal to the aggregate amount of "Current Liabilities" as set forth on the "June 30, 1998 Balance Sheets;"

          (d) all accounts receivable, notes receivable and other receivables and all documents, records and other agreements relating thereto;

          (e) to the extent assignable, all licenses, franchises, approvals, permits, registrations and other similar rights obtained from governmental agencies or authorities (and all applications therefor);

          (f) all of Telemedics' rights under all contracts, agreements, covenants, options, leases, guaranties and other similar arrangements (whether oral or written) listed on Schedule 1.2.2(f) hereof;
                           -----------------

          (g) all prepaid property and ad valorem taxes, interest and other expenses;

          (h)  all telephone and facsimile numbers;

          (i) all catalogs, brochures, customer lists, files, training materials, marketing materials, and other books and records;

          (j) all claims, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment against any other person or entity; and

          (k) all Telemedics Assets, purchased or received by Telemedics, in the ordinary course of the Business, during the Interim Period.

     1.3  EXCLUDED ASSETS.  Only the assets of QDS as set forth on Schedule 1.3A
          ---------------                                         --------------
(the "QDS Excluded Assets") and only the assets of Telemedics as set forth on
Schedule 1.3B (the "Telemedics Excluded Assets") are retained by QDS and
-------------
Telemedics, respectively, and not sold to Purchaser pursuant to this Agreement. The QDS Excluded Assets and the Telemedics Excluded Assets are referred to collectively herein as the "Excluded Assets."

     1.4  ASSUMED LIABILITIES.  Upon the terms and subject to the conditions
          -------------------
contained herein, at the "Execution" (as defined in Section 2.1 hereof) Purchaser shall execute and deliver to the Sellers the "Assumption Agreement" (as defined in Section 2.3(b) hereof), pursuant to which Purchaser assumes and agrees to perform and discharge the following debts, liabilities and obligations of each Seller (collectively, the "Assumed Liabilities"), as of the Effective
Date:

          (a) all debts, liabilities and obligations arising after the Effective Date under the contracts assigned to Purchaser pursuant to Sections 1.2.1(f) and 1.2.2(f) and listed and described on Schedule 1.2.1(f) and Schedule
                                                  -----------------     --------
1.2.2(f) , respectively (but excluding any liabilities or obligations under such
--------
contracts arising from any acts or omissions occurring prior to the Effective
Date), including, without limitation, the Sellers' obligations to provide heart monitoring services thereunder;

          (b) the liabilities and obligations reflected as current liabilities on the (i) unaudited consolidated balance sheet of QDS dated as of June 30, 1998, and (ii) unaudited consolidated balance sheet of Telemedics dated as of June 30, 1998 (collectively, the "June 30, 1998 Balance Sheets"), such June 30, 1998 Balance Sheets to be delivered to Purchaser at the Execution pursuant to
Section 2.2(h) hereof, including, without limitation, all amounts reflected thereon for trade payables, accrued operating expenses, and accrued wages, salaries and benefits (including vacation pay and sick leave) payable by Endeavor or the Sellers to only the employees hired by Purchaser pursuant to
Section 5.2 hereof, but specifically excluding (i) payments or obligations relating to severance pay or any other amounts due any such employees pursuant to the terms of any employment agreement with Endeavor or either Seller, including without limitation, severance payments and any other amounts due to Anna McNamara and Alva Teets; (ii) payments or obligations relating to sick leave for any employee in excess of payments due for 5 days of such sick leave per employee; (iii) any liability or obligation payable to Endeavor or any other affiliate of either Seller (including, without limitation, the amount of $6,306,342.07 which is reflected as the "Due to Endeavor" line item on the June 30, 1998 Balance Sheet of QDS and the amounts of $160,189.70 and $135,589.07 which are reflected as the "Due to Endeavor" and the "Due to QDS" line items on the June 30, 1998 Balance Sheet of Telemedics); (iv) the amount of $509,165.00 that is shown as "Deferred Revenue" on the June 30, 1998 Balance Sheet of QDS;
(v) the amount of $157,600.00 which represents sales and tax liability for past purchases of cardiac monitors from Card Guard, and which is included in the "Accounts

Payable" line item on the June 30, 1998 Balance Sheet of QDS; (vi) the amount of $36,007.29 that constitute Excluded Liabilities which are included in the "Accounts Payable" line item on the June 30, 1998 Balance Sheet of QDS; and
(vii) any other liabilities listed as Excluded Liabilities in Sections 1.5(a) through 1.5(p) hereof (the "Current Liabilities"); and

          (c) the liabilities and obligations of either Seller, other than Excluded Liabilities in Sections 1.5(a) through 1.5(p), incurred in the ordinary course of the Business, during the Interim Period.

     1.5  EXCLUDED LIABILITIES.  Notwithstanding anything else contained herein
          --------------------
to the contrary, all liabilities and obligations of Endeavor or the Sellers (whether known or unknown, liquidated or unliquidated, contingent or fixed) other than the Assumed Liabilities (collectively, the "Excluded Liabilities") shall remain the liabilities and obligations of Endeavor and the Sellers and are not assumed by Purchaser pursuant hereto (regardless of whether any such liabilities or obligations are disclosed in this Agreement). Endeavor and each Seller hereby agree that it shall fully and timely pay, perform and discharge all of its Excluded Liabilities in accordance with their respective terms. Without limiting the generality of the foregoing, Excluded Liabilities include the following, whether or not reflected as Current Liabilities on the June 30, 1998 Balance Sheets:

          (a) any liability or obligation arising under any contract not listed on Schedule 1.2.1(f) or Schedule 1.2.2(f) hereof;
   -----------------    -----------------

          (b)  any liability or obligation related to the Excluded Assets;

          (c) any liability or obligation to any employee of Endeavor or either Seller, not hired by Purchaser pursuant to Section 5.2 hereof, and any liability or obligation under any employee benefit plan maintained by Endeavor or either Seller;

          (d) any liability or obligation arising out of any termination by Endeavor or either Seller of the employment of any employee as a result of this transaction or otherwise and any liability or obligation related to any former employee of Endeavor or either Seller who retired effective as of or prior to the Execution Date;

          (e) any liability or obligation under any litigation, arbitration, investigation or other proceeding brought against either Seller with respect to any matter occurring prior to the Execution Date (regardless of whether it is pending as of or has been threatened or asserted prior to the Execution Date), including, without limitation, the lawsuit entitled QDS v. Harry A. Kopelman,
                                                    -------------------------
MD, et al., file number E-61332 in the Superior Court of Fulton County, State of
----------
Georgia;

          (f) any liability or obligation for any income taxes owed by Endeavor or either Seller and any liability or obligation for any sales, use or other taxes arising in connection with the consummation of the transactions contemplated by this Agreement. Purchaser hereby acknowledges and agrees that income taxes on the revenue of the Business earned during the

Interim Period shall be the liability of Purchaser and any income taxes assessed against Endeavor or Sellers with respect to the revenue of the Business earned during the Interim Period will be paid by Purchaser;

          (g) any tax liability that may be imposed, with respect to the Assets, by any federal, state or local government on the ownership, sale, operation or use of the Assets, relating to any period ending on or before the Effective Date;

          (h) any liability or obligation of either Seller relating to any breach of contract, breach of warranty, tort, infringement or violation of law;

          (i) any liability or obligation payable to Endeavor or any other affiliate of either Seller;

          (j) any liability or obligation of Endeavor or either Seller to indemnify any person by reason of the fact that such person was an employee, officer, director or agent of Endeavor or such Seller (or such person was serving as an employee, officer, director or agent of any other entity at the request of Endeavor or such Seller) prior to the Execution Date;

          (k) any liability or obligation of Endeavor or either Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby;

          (l) any liability or obligation of QDS under or pursuant to the Card Guard Agreement;

          (m) any liability or obligation of Endeavor or either Seller relating to the current portion of the long-term debt of Endeavor or the Sellers or Endeavor's or the Sellers' indebtedness to Sirrom Capital Corporation and Sirrom Investments, Inc. (the "Sirrom Indebtedness");

          (n) any liability or obligation of Endeavor or either Seller relating to that certain Lease by and between Pavilion Partners, L.P. and QDS, dated September 16, 1996, for the premises of 1100 Lake Hearn Drive, Atlanta, Georgia and that certain Lease dated April 1, 1996 between Siemens' Credit Corporation and Atlanta Cardiology Group, P.C.;

          (o) any liability or obligation of Endeavor or either Seller relating to Current Liabilities in excess of cash, cash equivalents, deposits or investments as set forth on the June 30, 1998 Balance Sheets;

          (p) any liability covered by insurance maintained by Endeavor or either Seller immediately prior to the Execution Date, to the extent of such coverage; and

          (q) any other liability or obligation of either Seller not specifically set forth in Section 1.4 hereof.

     1.6  PROCEDURES FOR ASSETS NOT TRANSFERABLE.  If any of the contracts or
          --------------------------------------
other property or rights included in the Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some other person or entity and such consents are not obtained by Endeavor or the Sellers by the Execution Date, the appropriate Seller shall notify Purchaser thereof at the Execution or by indicating such fact on a Schedule to the Agreement. With respect to any such required consent not obtained prior to the Execution, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof, and Purchaser shall not assume such Seller's obligations thereunder. Instead, such Seller shall use all reasonable efforts to obtain any such required consents not previously obtained as soon as reasonably possible after the Execution.

     1.7  PURCHASE PRICE.  Subject to the terms and conditions contained herein,
          --------------
at the Execution Purchaser shall pay to QDS an aggregate purchase price for the Assets in the amount of $17,000,000 (the "Purchase Price") in accordance with
Section 2.3(a) hereof.

     1.8  ADDITIONAL PURCHASE PRICE PAYMENTS.  Subject to the terms and
          ----------------------------------
conditions set forth in this Section 1.8, Purchaser shall make additional payments to QDS (or, if QDS no longer exists, to Endeavor) in consideration for the Assets and in addition to the Purchase Price (each such additional payment being an "Additional Purchase Price Payment"), as follows:

          (a) If Revenues (as defined below) equal or exceed $16,000,000 during the calendar year 1999, Purchaser shall pay an Additional Purchase Price Payment of $1,000,000;

          (b)  In addition to the Additional Purchase Price Payment set forth in
Section 1.8(a) above, if the Revenues equal or exceed $17,000,000 but are less than or equal to $20,000,000, Purchaser shall pay an Additional Purchase Price Payment equal to $1,000,000 multiplied by the number of $1,000,000 increments by which Revenues exceed $16,000,000, during calendar year 1999; and

          (c) In addition to the Additional Purchase Price Payments set forth in Sections 1.8(a) and (b) above, if Revenues equal or exceed $20,300,000 during the calendar year 1999, Purchaser shall pay an Additional Purchase Price Payment of $1,000,000.

     As used in this Section 1.8, the term "Revenues" shall mean all revenues of the Business (as it exists on the date hereof and net of any subsequent acquisitions by Purchaser) recognized by the Purchaser in accordance with generally accepted accounting principles ("GAAP").

     No later than March 31, 2000, Purchaser shall cause to be prepared in accordance with GAAP and delivered to Endeavor an income statement of the Business for the year ended December 31, 1999. Payment of all Additional Purchase Price Payments calculated by the Purchaser to be due shall be made by wire transfer simultaneously with the delivery of such income statement. At Purchaser's expense, prior to the date of delivery such income statement shall be reviewed, and the achievement of the goals, or the failure to achieve the goals, set forth in this Section 1.8 shall be verified by, KPMG Peat Marwick LLP (or such other national accounting firm chosen by Purchaser). Endeavor and, on Endeavor's behalf, Ernst & Young,

LLP (or such other national accounting firm chosen by Endeavor) shall have the right at reasonable times during normal business hours at any time commencing on the date of receipt of the income statement delivered pursuant to this Section
1.8 and ending 60 days thereafter to inspect the books and records of Purchaser in order to confirm the information set forth in such income statement. Any dispute arising concerning such income statement shall be resolved in the same manner as disputes are resolved pursuant to Section 1.9(c) below.

     1.9  EXECUTION DATE ADJUSTMENTS.
          --------------------------


     (a) Within 10 days following the Execution Date, (i) Purchaser shall inform Sellers in writing ("Purchaser's Adjustment Letter") of any amounts it believes represent (x) any amount by which the cash, cash equivalents, deposits or investments of Sellers as of June 30, 1998, plus any cash contributed to Sellers by Endeavor during the Interim Period, was less than the Current Liabilities of Sellers on June 30, 1998; (y) cash or other assets of the Business received by the Sellers after the Effective Date which were not deposited in a bank account of Sellers transferred to Purchaser on the Execution Date or otherwise retained in the Business or used in the ordinary course of the Business; or (z) payments or other disbursements made by Sellers, or assets transferred by Sellers, during the Interim Period, otherwise than in the ordinary course of the Business, other than non-cash accounting adjustments contemplated by Section 1.4(b)(iii), it being understood and agreed that any payments of Current Liabilities are in the ordinary course of the Business (collectively, "Purchaser's Adjustments"); and (ii) Sellers shall inform Purchaser in writing ("Sellers' Adjustment Letter") of any amounts it believes represent (A) cash deposited after the Effective Date in bank accounts of Sellers transferred to Purchaser on the Execution Date or other assets received by Sellers after the Effective Date which were not derived from the Business and represent property of Endeavor; (B) unreimbursed payments or other transfers of property made by Endeavor after the Effective Date in the ordinary course of the Business, other than payments referred to in clause (C); and (C) payments made by Endeavor to either Seller which increased the cash, cash equivalents, deposits or investments of Sellers above the amount of Current Liabilities as of June 30, 1998 (collectively, "Sellers' Adjustments"). Purchaser agrees to allow Endeavor reasonable access to the books of Purchaser in order to analyze the Sellers' Adjustments, if any.

     (b) Within 5 days following the receipt by Sellers of Purchaser's Adjustment Letter, Sellers shall pay to Purchaser the amount of the Purchaser's Adjustments, or shall object in writing as to any items thereon with which Sellers disagree. Within 5 days following the receipt by Purchaser of Sellers' Adjustment Letter, Purchaser shall pay to Sellers the amount of the Sellers' Adjustments, or shall object in writing as to any items thereon with which Purchaser disagrees.

     (c) In the event of a dispute or disagreement between Purchaser and Sellers as to any portion of the Purchaser's Adjustment or the Sellers' Adjustment which Purchaser and Sellers are unable to resolve either Purchaser or Endeavor may elect that the items remaining in dispute be submitted for resolution to Arthur Andersen LLP, or such other national accounting firm selected by mutual agreement of Purchaser and Endeavor (the member of which who will be primarily responsible for resolving such dispute will have had substantial audit experience and substantial experience in arbitration or other dispute resolution proceedings concerning accounting issues) (the "Accountants"). The Accountants will, within 30 days after submission, determine, based solely on presentations by Purchaser and Endeavor and not by independent review, and render a written report to the parties upon such remaining disputed items and the resultant calculation of the Purchaser's Adjustment and/or the Sellers' Adjustment in accordance with the provisions hereof, and such determination will be final, binding and conclusive on the parties hereto. In resolving any disputed item, the Accountants may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees and disbursements of the Accountants will be paid equally by the Purchaser and Endeavor. Purchaser and Endeavor hereby agree to cooperate and work in good faith and as expeditiously as reasonably possible to resolve any and all disputes and disagreements.

     (d) Upon resolution of any disagreements with respect to Purchaser's Adjustment, Sellers shall pay to Purchaser the amount of Purchaser's Adjustment determined to be correct pursuant to Section 1.9(c) above. Upon resolution of any disagreements with respect to Sellers' Adjustment, Purchaser shall pay to Sellers the amount of Sellers' Adjustment determined to be correct pursuant to
Section 1.9(c) above.

     2.   THE EXECUTION.

     2.1  PLACE OF EXECUTION.  Contemporaneously with the execution of this
          ------------------
Agreement, the closing of the transactions contemplated hereby (the "Execution") shall occur at the offices of Troutman Sanders LLP, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308.

     2.2  DELIVERIES BY ENDEAVOR AND THE SELLERS.  At the Execution, Endeavor
          --------------------------------------
and the Sellers shall deliver to Purchaser the following:

          (a) a Bill of Sale and Assignment (the "Bill of Sale"), substantially in the form attached hereto as Exhibit A, and such other assignments and other
                               ---------
instruments of transfer and conveyance necessary or appropriate to transfer and assign the Assets to Purchaser, either before or after the Execution Date;

          (b) an opinion of Nelson Mullins Riley & Scarborough, L.L.P., counsel to Endeavor and the Sellers, dated as of the Execution Date, addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser, addressing such matters as the Purchaser may reasonably request;

          (c) a Noncompetition Agreement (the "Endeavor Noncompetition Agreement"), substantially in the form attached hereto as Exhibit B, executed by
                                                          ---------
each of Endeavor and the Sellers;

          (d) a Management Services Agreement (the "Management Agreement"), substantially in the form attached hereto as Exhibit C, executed by Endeavor;
                                             ---------

          (e) a License Agreement (the "Licensed Premises Agreement"), substantially in the form attached hereto as Exhibit D, executed by Endeavor;
                                             ---------

          (f)  [EXHIBIT E IS INTENTIONALLY OMITTED]
                ---------

          (g) a Strategic Alliance Agreement (the "Strategic Alliance Agreement"), substantially in the form attached hereto as Exhibit F, executed by
                                                          ---------
Endeavor;

          (h)  the June 30, 1998 Balance Sheets;

          (i) Noncompetition Agreements (the "Employee Noncompetition Agreements"), substantially in the forms attached hereto as Exhibits G-1, G-2,
                                                            ------------------
G-3, G-4, G-5 and G-6, one to be executed by each of Jeffrey T. Arnold, Rick
---------------------
Anderson, Mark Bogart, Jeffrey M. Brown, Stuart Gurr and Blake Whitney, respectively;

          (j) a copy of the audited, consolidated financial statements of Endeavor and its subsidiaries for the three year period ended December 31, 1997;

          (k) a Stock Purchase Warrant (the "Incentive Warrant") substantially in the form attached hereto as Exhibit H, executed by Endeavor;
                               ---------

          (l)  the "Disclosure Letter" (as defined in Section 3 hereof);

          (m) Hart-Scott-Rodino Representation Letter (the "Arnold Side Letter"), dated as of the Execution Date, executed by Purchaser and Jeffrey T. Arnold, in form and substance reasonably satisfactory to Purchaser; and

          (n) evidence satisfactory to Purchaser that (i) the Sirrom Indebtedness has been paid in full and (ii) that the holder of the Stock Purchase Warrant issued by Endeavor to Sirrom Capital Corporation on August 29, 1997 has consented or agreed in writing to the issuance of the Incentive Warrant.

          (o) such other certificates or documents reasonably requested by Purchaser.

     2.3  DELIVERIES OF PURCHASER.  At the Execution, Purchaser shall deliver to
          -----------------------
Endeavor and the Sellers the following (each of which shall be in form and substance reasonably satisfactory to Endeavor):

          (a) the Purchase Price required pursuant to Section 1.7 hereof via wire transfer of immediately available funds to such bank accounts as QDS has instructed Purchaser in writing;

          (b) an Assumption Agreement (the "Assumption Agreement"), substantially in the form attached hereto as Exhibit I, executed by Purchaser;
                                             ---------

          (c)  the Management Agreement executed by Purchaser;

          (d)  the Licensed Premises Agreement executed by Purchaser;

          (e)  the Strategic Alliance Agreement executed by the Purchaser;

          (f) an opinion of Troutman Sanders LLP, counsel to Purchaser, dated as of the Execution Date addressed to Seller, in form and substance reasonably satisfactory to Seller, addressing such matters as the Seller may reasonably request;

          (g)  the Incentive Warrant executed by Purchaser; and

          (h) such other certificates or documents reasonably requested by Endeavor and the Sellers.

     3. REPRESENTATIONS AND WARRANTIES OF ENDEAVOR, QDS AND TELEMEDICS. Each of the following representations and warranties is qualified by the disclosure letter, dated as of the Execution Date (the "Disclosure Letter"), delivered to Purchaser by Endeavor at the Execution. Endeavor, QDS and Telemedics hereby, jointly and severally, represent and warrant, as of the Execution Date, to Purchaser as follows:

     3.1  ORGANIZATION AND QUALIFICATION.  Each of Endeavor and the Sellers is a
          ------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Any Seller's failure to be duly qualified as a foreign corporation to do business, and to be in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, will not have a "Material Adverse Effect." As used in this Agreement, the term "Material Adverse Effect" shall mean a material adverse effect on the Business, financial condition, results of operations, properties, assets or liabilities of the Sellers taken as a whole, or on the ability of the Sellers to enter into this Agreement and perform their obligations hereunder.

     3.2  AUTHORITY RELATIVE TO THIS AGREEMENT.  Each of Endeavor and the
          ------------------------------------
Sellers has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each of Endeavor and the Sellers, and no other corporate proceedings on the part of Endeavor or either Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Endeavor and the Sellers and constitutes the legal, valid and binding obligation of each of such entities, enforceable in accordance with its terms. Except as set forth in the Disclosure Letter, or, solely with respect to the Sirrom Indebtedness, as may have been waived, none of Endeavor or the Sellers is subject to or obligated under any provision of (a) its respective Articles of Incorporation or Bylaws, (b) any contract to which it is a party or by which it is bound, (c) any license, franchise or permit, or (d) any law, regulation, order, judgment or decree, which would be breached, violated or defaulted (with or without due notice or lapse of time or both) or in respect of which a right of termination or acceleration or a loss of a material benefit or any encumbrance on any of its assets would be created or suffered by its execution and performance of this Agreement, except (as to clauses (b), (c) or (d) above) where such breach, violation, right of termination or acceleration, or encumbrance, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in the Disclosure Letter, neither the execution of this Agreement or the consummation of the transactions contemplated hereby will require the consent or approval of or registration or filing with any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, other than where the failure to obtain such consents or approvals or to make any such registration or filing would not have individually or in the aggregate a Material Adverse Effect on or prevent or materially delay Endeavor or either Seller from performing its obligations under this Agreement.
Schedule 3.2, attached hereto and made a part hereof, lists all of the
------------
contracts, agreements, covenants, options, leases, guaranties and other similar arrangements (whether oral or written) which require the consent of any party thereto or any other third party, to assign such contracts to Purchaser pursuant to the terms of this Agreement.

     3.3  FINANCIAL STATEMENTS.  The (i) audited consolidated financial
          --------------------
statements of Endeavor for the period October 17, 1996 (inception) through December 31, 1996; (ii) audited consolidated financial statements of QDS for the years ended December 31, 1996 and 1995; (iii) audited consolidated financial statements of Endeavor for the years ended December 31, 1995, 1996 and 1997, which reflect QDS and Telemedics as discontinued operations; and (iv) the June 30, 1998 Balance Sheets (collectively, the "Financial Statements") (a) were or will be prepared in accordance with GAAP applied on a consistent basis (except as noted therein and except that the unaudited financials will not contain any notes, as is required by GAAP), including all accrued vacation and sick leave for employees, and (b) fairly present or will present the assets, liabilities and financial position of the Sellers as of their respective dates, and the results of the Sellers' operations and the sources and uses of funds for the periods then ended, except as shown in the Disclosure Letter with regard to subsequently discovered liabilities and with respect to the Financial Statements referred to in clauses (i) and (ii) above, except as restated as set forth in the Ernst & Young list of audit adjustments attached to the Disclosure Letter. The Disclosure Letter contains a complete and correct copy of the Financial Statements. During the Interim Period, each of Endeavor and the Sellers have maintained its books and records related to the Business in the usual, regular and ordinary course of the Business on a basis consistent with past practices.

     3.4  ABSENCE OF CERTAIN EVENTS.  Except as set forth in the Disclosure
          -------------------------
Letter, there has not been since December 31, 1997:

          (a) any adverse change in the Business or in the financial condition, assets, liabilities, earnings or results of operations of the Business of the Sellers that constitutes a Material Adverse Effect;

          (b) any damage, destruction or casualty loss (whether or not covered by insurance) that constitutes a Material Adverse Effect;

          (c) any material change in the accounting methods or business practices followed by the Sellers;

          (d) any direct or indirect redemption or purchase or other acquisition by the either Seller of any shares of its capital stock or any acquisition or proposed acquisition of real property by such Seller;

          (e) any declaration, setting aside or payment of any dividend or distribution (whether in cash, capital stock or property) by either Seller with respect to its capital stock which would leave either Seller with current liabilities, as set forth, or as required to be set forth, on the June 30, 1998 Balance Sheets, in excess of such Seller's cash and cash equivalents, as set forth on the June 30, 1998 Balance Sheets;

          (f) any increase in any manner of the benefits or other compensation of any of either Seller's employees except normal increases in accordance with established prior practice; any payment or agreement to pay any pension, retirement or severance allowance not required by any existing plan or agreement to any current or former officer or employee of either Seller; or any amendment to any employment agreement or any incentive compensation, profit sharing, stock purchase, stock option, stock appreciation rights, savings, consulting, deferred compensation, retirement, pension or other "fringe benefit" plan or arrangement with or for the benefit of any current or former officer or employee of either Seller;

          (g) any sale, transfer, lease, assignment or other disposition by either Seller of any of its property, or any tangible or intangible asset used in the operation of the Business, to any other person or entity, except in the ordinary course of the Business;

          (h) any amendment or termination of any material oral or written contract, agreement or license to which either Seller is a party or by which it is bound;

          (i)  any revaluation by either Seller of any of its Assets;

          (j) any mortgage, pledge, or other encumbrance of any of the Assets of either Seller; or

          (k) any agreement (oral or written) by either Seller to do any of the things described in this Section 3.4.

     3.5  ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE.  The accounts receivable and
          -------------------------------------
accounts payable shown on the June 30, 1998 Balance Sheets (as the same have changed since the date thereof) represent sales made or services provided and expenses incurred in the ordinary course the Business consistent with past practices. Except as set forth in the Disclosure Letter, the accounts receivable reflected on the June 30, 1998 Balance Sheets shall be collected in the ordinary course of the Business in amounts not less than the aggregate amount thereof carried on the books of the Sellers (net of allowances and reserves shown on the June 30, 1998 Balance Sheets), provided, however, that the representation and warranty contained in this sentence shall not apply to the accounts receivable being sold to Purchaser by Telemedics. Except as set forth in the Disclosure Letter, none of such accounts receivable is the subject of a pledge or assignment to secure debt, is subject to any Security Interest, or has been placed for collection with any attorney or collection agency or similar individual or firm. Except as set forth in the Disclosure Letter, to the "Knowledge" (as defined in Section 8.13 hereof) of Endeavor or the Sellers, no referral source or payor accounting for more than 2.5% of the Sellers' total revenues during 1997 (a) has expressed dissatisfaction with the services of the Sellers, other than those types and immaterial amounts of complaints incurred in the ordinary course of the Business or (b) has expressed an intent to reduce materially its business with the Sellers or that any such referral source or payor will be unable to pay for its purchases.

     3.6  NO UNDISCLOSED LIABILITIES.  Except as set forth in the Disclosure
          --------------------------
Letter, or as reflected in or provided for in the Financial Statements, the Sellers have no debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which individually or in the aggregate are material to the financial condition, assets, liabilities, earnings, or results of operations of the Business.

     3.7  LITIGATION.  Except as set forth in the Disclosure Letter, there are
          ----------
no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the Knowledge of Endeavor or either Seller, threatened by or against either Seller relating to the Business or the transactions contemplated hereby, whether at law or in equity and whether civil or criminal in nature, before or by any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against either Seller.

     3.8  TITLE TO PROPERTIES AND SUFFICIENCY OF ASSETS.  Except as set forth in
          ---------------------------------------------
the Disclosure Letter, each Seller has good and marketable title to all of its Assets, free and clear of all Security Interests other than Permitted Liens, except that neither Endeavor nor Sellers make any representation or warranty as to the Endeavor 2000 Software. The Assets, together with the Excluded Assets, constitute all of the assets necessary to conduct the Business as such Business was conducted prior to and is conducted as of the date hereof, and only the Assets and Excluded Assets are reflected on the June 30, 1998 Balance Sheets.

     3.9  CONDITION OF TANGIBLE PROPERTY.  Except as set forth in the Disclosure
          ------------------------------
Letter, all real and personal property, equipment and other tangible property included in the Assets is in good repair and operating condition (normal wear and tear excepted).

     3.10 LEASE OF REAL AND PERSONAL PROPERTY.  The Disclosure Letter sets
          -----------------------------------
forth a list of (a) all leases pursuant to which either Seller leases, as lessee, real property, (b) all leases pursuant to which either Seller leases, as lessor, real property and (c) all leases pursuant to which either Seller leases, as lessee, personal property for use in its Business and which either (i) are or should have been reflected as liabilities on the June 30, 1998 Balance Sheets or
(ii) provide for annual rental payments in excess of $1,000 per annum. Except as set forth in the Disclosure Letter, as to all leases listed in the Disclosure Letter, the appropriate Seller (A) has performed all material obligations required to be performed by it prior to the date hereof and
(B) is not in default or, to its Knowledge, alleged to be in default. To the Knowledge of Endeavor and the Sellers, there exists no material default, or any event which upon the giving of notice or passage of time would give rise to any material default, in the performance of any obligation to be performed by any other party to any of such leases.

     3.11  INTELLECTUAL PROPERTY  All trademarks, service marks or trade names
           ---------------------
owned or used by QDS or Telemedics are listed in the Disclosure Letter. Except as set forth in the Disclosure Letter, each Seller owns or has the right to use the QDS Intellectual Property and Telemedics Intellectual Property, respectively, in the manner used by it in the Business, there are no pending or, to such Seller's Knowledge, threatened claims or proceedings against such Seller asserting that its use of any QDS Intellectual Property and Telemedics Intellectual Property, respectively, infringes the rights of any other person or entity and neither Seller has any Knowledge of any use by it that may, with notice or passage of time, give rise to such a claim, and neither Seller has licensed or otherwise assigned any QDS Intellectual Property and Telemedics Intellectual Property, respectively, used in the Business to any other person or entity. The Sellers have, with the QDS Intellectual Property and Telemedics Intellectual Property, respectively, all intellectual property rights needed to operate the Business as such Business is conducted as of the date hereof. Each of Endeavor and the Sellers has taken all reasonable precautions to protect all confidential information and trade secrets of the Business. Notwithstanding anything to the contrary in this Agreement, none of Endeavor, QDS or Telemedics makes any representation or warranty with respect to the Endeavor 2000 Software.

     3.12  GOVERNMENTAL AUTHORIZATION AND COMPLIANCE WITH LAWS.  The Sellers
           ---------------------------------------------------
have complied in a timely manner with all laws and governmental regulations and orders relating to any of the Assets, or applicable to the Business, including, but not limited to, the labor, equal employment opportunity, occupational safety and health, environmental, hazardous or medical waste disposal and antitrust laws, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect. Neither Seller has been charged or received any inquiries, except as set forth in the Disclosure Letter, in or relating to any violations of any state or federal statute or regulation involving fraudulent or abusive practices relating to its reimbursement from third party payors or its participation in state or federally sponsored reimbursement programs, including but not limited to fraudulent billing practices, nor, to the Knowledge of Endeavor or either Seller, has either Seller been investigated for such violations. No significant amount of funds are now or are expected by Endeavor or the Sellers to be withheld by any Medicare carrier, state agency or third party payor, other than pursuant to practices or policies of applicability to multiple parties within the industry.

     3.13  LICENSES AND PERMITS.
           --------------------

           (a) QDS has obtained all licenses and permits necessary to conduct the Business and to own and operate its assets and such licenses and permits are valid and in full force and effect except where the failure to obtain such licenses and permits would not individually or in the aggregate have a Material Adverse Effect. QDS has all supplier numbers and authorizations necessary to receive payment for its services from and covered by Part B of the Medicare Program ("Medicare Authorizations"). No defaults or violations exist or have been recorded in respect of any license or permit of QDS other than defaults or violations which would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect. No proceeding is pending or, to the best Knowledge of Endeavor and the Sellers, threatened looking toward the revocation, limitation or non-renewal of any such license, permit or Medicare Authorizations, except for pending or threatened proceedings that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) The Sellers have delivered or made available for inspection to Purchaser a true and complete list of each such license and permit, and each pending application for any license or permit, relating to the Business. All of such pending applications are in good standing and, to the Knowledge of the Sellers, without challenge of any kind, and each statement, application and other document submitted or filed by Endeavor, on behalf of either Seller, or either Seller to or with any federal, state or other governmental agency or authority, or to or with any other person or entity, for purposes of obtaining a new or renewed license, permit or Medicare Authorization of any type described in this Section 3.13 in connection with the transactions contemplated hereby is true and complete, and except as set forth in the Disclosure Letter, none of the rights of either Seller under any license, permit or Medicare Authorization will be impaired by the consummation of the transactions contemplated hereby, except, as to the foregoing matters, for such challenges, incompletenesses or inaccuracies, nondisclosures or impairments which do not relate to the Business or which would not, individually or in the aggregate, have a Material Adverse Effect.

          (c) Neither of the Sellers nor Endeavor, as with respect to the Business, has received any written notice from and has not been made a party to any proceeding brought by any governmental authority alleging that (i) it is, or may be in violation of, any such law, governmental regulation or order, (ii) it must change any of its business practices to remain in compliance with such law, governmental regulation or order, (iii) it has failed to obtain any license, permit or Medicare Authorization required for the conduct of its business, or
(iv) it is in default under or violation of any license, permit or Medicare Authorization.

     3.14  BENEFIT PLANS.  The Disclosure Letter contains a true and complete
           -------------
list of each pension, retirement, savings, profit sharing, deferred compensation, incentive compensation, bonus, stock option, severance or termination pay, medical, dental, life or other insurance, disability plan or other employee benefit plan or program, agreement or arrangement maintained, sponsored or contributed to by either Seller, whether covering employees of such Seller, former employees of such Seller, or directors or former directors of such Seller (including, but not limited to, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all of the foregoing being herein called "Benefit Plans." With respect to the Benefit Plans, individually and in the aggregate, each Seller has made available to Purchaser a true and correct copy or description of: (a) the most recent annual report (Form 5500) filed with the IRS, if any,
(b) such Benefit Plan, (c) any summary plan description relating to such Benefit Plan, (d) each trust agreement and group annuity contract, if any, relating to such Benefit Plan, and (e) the most recent actuarial report or valuation relating to each Benefit Plan subject to Title IV of ERISA (if any).

     With respect to the Benefit Plans, individually and in the aggregate, no event has occurred and, to the Knowledge of Endeavor or the Seller, there currently exists no condition or set of circumstances in connection with which either Seller could be subject to any liability under ERISA, the Code, or any other applicable statute, order or governmental rule or regulation.

          (a) Except as noted in the Disclosure Letter, neither Seller sponsors or maintains any Benefit Plan or related trust that is intended to be qualified, respectively, under Section 401(a) and Section 501(a) of the Code.

          (b) With respect to the Benefit Plans, individually and in the aggregate, all required reports and descriptions have been appropriately filed and distributed.

          (c) With respect to the Benefit Plans, individually and in the aggregate, there has been no prohibited transaction within the meaning of
Section 406 of ERISA or Section 4975 of the Code and there has been no action, suit, grievance, arbitration or other claim with respect to the administration or investment of assets of the Benefit Plans (other than routine claims for benefits made in the ordinary course of plan administration pending or, to the Knowledge of Endeavor and the Seller, threatened, and none of Endeavor or the Sellers has any Knowledge of any facts which are reasonably likely to give rise to any such action, suit grievance, arbitration or other claim), except in any case for those which would not have a Material Adverse Effect.

          (d) Neither Seller has ever sponsored or maintained any Benefit Plan subject to the provisions of Title IV of ERISA or been subject to any potential liability under such Title as a result of the sponsorship of any such plan by an "affiliate" as defined in Section 407(d)(7) of ERISA, and neither Seller has ever been obligated to make any contributions to any "multiemployer plan" as defined in Section 3(37) of ERISA.

     3.15  TAXES.
           -----

           (a) Except as set forth in the Disclosure Letter, with respect to the Assets, each of the Sellers has duly and timely filed all tax returns required to be filed by it, and all taxes shown to be due on such tax returns have been paid in full by it. There are no liens for taxes (other than for taxes not yet assessed or due and payable) on any of the Assets and there are no rulings or other agreements executed with any tax authority relating to the Assets that will be binding upon the Purchaser after the Execution. The Sellers have previously delivered or made available to Purchaser complete and correct copies of their federal income tax returns for each of the years 1995, 1996 and 1997. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

          (b) All tax returns filed by the Sellers are complete and accurate in all material respects. Except as set forth in the Disclosure Letter, none of the Sellers currently is the beneficiary of any extension of time with which to file any tax return.

          (c) To the Knowledge of Endeavor and the Sellers, no claim has ever been made by an authority in a jurisdiction where either of the Sellers does not file tax returns that either of the Sellers is or may be subject to taxation by that jurisdiction.

          (d) Each of the Sellers has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party who has performed services in connection with the Business.

          (e) Neither of the Sellers has waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

          (f) Except as set forth in the Disclosure Letter, there is no notice of deficiency, assessment, audit, examination, claim or other dispute concerning any tax liability of the Sellers either (i) raised by any governmental entity in writing or (ii) as to which Endeavor or any Seller has any Knowledge based upon any contact with any agent of any governmental entity.

     3.16  LABOR RELATIONS.  Except as set forth in the Disclosure Letter:
           ---------------

           (a) Each Seller has paid or made provision for payment of all salaries, wages, and vacation pay accrued through the date of this Agreement, is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and non-discrimination in employment, and is not engaged in any unfair employment practice;

           (b) There is no charge pending or, to the Knowledge of the Sellers, threatened before any court or agency alleging unlawful discrimination in employment practices or any unfair labor practice by either Seller nor, to the Knowledge of the Sellers, is there a basis for any such claim;

           (c) There is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of Endeavor or the Sellers, threatened against or involving either Seller;

           (d) There are no collective bargaining agreements binding on either Seller;

           (e) No collective bargaining agreement has been requested by any employee representative or labor organization or is currently being negotiated by either Seller; and

           (f) Neither Seller has experienced work stoppage or any other material labor difficulty during the three years immediately preceding the date of this Agreement.

     3.17  INSURANCE.  The Disclosure Letter sets forth a true and complete
           ---------
list, showing company, type and amount of coverage, of all insurance policies for the benefit of the Sellers, their employees or third parties which are carried by or cover the Sellers. Each such policy is in full force and effect and shall continue to provide coverage to the Business and the Assets through the Execution Date. Neither Seller is in material default with respect to any provision of any of its insurance policies or has failed to give any notice or present any claim thereunder in due or timely fashion or as required by any of such insurance policies which would result in failure to recover under such policies. Each Seller has materially complied with the insurance requirements of all leases to which it is a party. None of Endeavor or the Sellers has received any actual notice of cancellation or indication of intention not to renew any insurance policy.

     3.18  CERTAIN CONTRACTS.  Except as listed in the Disclosure Letter,
           -----------------

           (a) Neither Seller has any employment agreement or any incentive compensation, profit sharing, stock option, stock appreciation rights, stock purchase, savings, consultant, deferred compensation, retirement, pension or other plans or other benefit arrangements or practices with or for the benefit of any officer, employee or any other person who performs services in connection with the Business, or any consulting agreement or arrangement with any officer, employee, former officer or former employee who performs services in connection with the Business;

           (b) No officer or director of either Seller has any agreement (oral or written), other than any agreement with such officer or director described in
Section 3.18(a) above, or listed on Schedule 3.2, with either Seller or any interest in any of the real, personal or QDS Intellectual Property or Telemedics Intellectual Property used in or pertaining to the Business, other than the normal interest of a shareholder; and

           (c)  All contracts of the Sellers are listed or described in Schedule
                                                                        --------
1.2.1(f) and Schedule 1.2.2(f) hereof, and neither of the Sellers is a party to
--------     -----------------
or bound by any other contract, purchase order or sales order pursuant to which any party thereto is obligated to make payments (not yet made) aggregating more than $10,000 in any 12 month period.

           (d) All mortgages and liens and all material leases, agreements, licenses or instruments, to which either Seller is a party, or by which any of its assets or properties are bound or affected, are in full force and effect and binding obligations of the parties thereto, and no event or condition has occurred or exists, or to the Knowledge of Endeavor and the Sellers, is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with the lapse of time or giving of notice or both might constitute, a material default or a basis for acceleration of any obligation, or other claim of non-performance thereunder or in respect thereof on the part of either Seller.

           (e) Neither Seller is a party to any agreement and has a policy, program or arrangement (whether or not in writing), providing for severance or termination payments, or payments by such Seller in connection with any change in control of such Seller.

     3.19  NAMES AND ADDRESSES; COMPENSATION.  Set forth in the Disclosure
           ---------------------------------
Letter is a complete and accurate list of the names and annual compensation of all employees of either Seller, which are not excluded pursuant to Section 5.2 hereof and who are paid $30,000 or more in base salary per annum and other cash compensation (the "Key Employees"). Also set forth in the Disclosure Letter is a list of names of employees of QDS (other than employees set forth on Schedule 5.2) and all QDS independent contractor sales representatives. The location of employment records, if any, pertaining to the Key Employees is set forth in the Disclosure Letter. The Disclosure Letter also contains a list of all written agreements and summaries of all existing oral agreements with any consultants and agents of the Seller.

     3.20  POWERS OF ATTORNEY; BANK ACCOUNTS.  The Disclosure Letter contains or
           ---------------------------------
will contain a complete and accurate list setting forth for the Sellers (a) the names and addresses of all persons holding a power of attorney on behalf of either Seller; and (b) the names and addresses of all banks or other financial institutions in which either Seller has an account, deposit, or safe deposit box, with pertinent identification numbers therefor and the names of all persons authorized to draw on these accounts or deposits or to have access to these boxes.

     3.21  CASH EQUAL TO CURRENT LIABILITIES.  Sellers' cash, cash equivalents,
           ---------------------------------
deposits and investments on June 30, 1998, plus any cash contributed by Endeavor to Sellers during the Interim Period, in the aggregate, is not less than the aggregate amount of Current Liabilities as set forth on the June 30, 1998 Balance Sheets.


     3.22  OPERATION OF THE BUSINESS.  During the Interim Period, Endeavor, as
           -------------------------
with respect to only the Business, and the Sellers have operated the Business in the usual, regular and ordinary course in accordance with past practices and operations, have preserved intact the present organization of the Business, and have used all commercially reasonable efforts to keep available the services of the present officers and employees of the Business and to preserve the Business' goodwill and the Business' relationships with its, customers, suppliers and others having business dealings with it.

     3.23  FULL DISCLOSURE.  No statement contained in (a) this Agreement, (b)
           ---------------
the Disclosure Letter, (c) any agreement to be delivered to Purchaser pursuant to Article 2 hereof, or (d) any document, certificate or other writing delivered to Purchaser pursuant to the provisions of this Agreement, taken as a whole, upon execution contains or will contain any untrue statement of a material fact or omits to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements therein not misleading.

     4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants, as of the Execution Date, to Endeavor, QDS and Telemedics as follows:

     4.1   ORGANIZATION AND QUALIFICATION.  Purchaser is a corporation duly
           ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2   AUTHORITY RELATIVE TO THIS AGREEMENT.  Purchaser has the requisite
           ------------------------------------
corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms. Subject to the approval of Bank of America, as further described in Section 7.10 hereof, and which approval shall be obtained by Purchaser by the Execution, Purchaser is not subject to or obligated under any provision of (a) its Certificate of Incorporation or Bylaws, (b) any contract to which it is a party or by which it is bound, (c) any license, franchise or permit, or (d) any law, regulation, order, judgment or decree, which would be breached, violated or defaulted (with or without due notice or lapse of time or both) or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created by its execution and performance of this Agreement, except (as to (b), (c) or (d) above) where such breach, violation or right which would not individually, or in the aggregate, prevent or materially delay Purchaser from performing its obligations under this Agreement.

     4.3   QDS ACCOUNTS RECEIVABLE.  Purchaser hereby represents and warrants
           -----------------------
that it will collect the accounts receivable of QDS being sold to Purchaser by QDS pursuant to the terms of this Agreement in accordance with the Purchaser's existing business practices relating to the collection of accounts receivables.

     5.    ADDITIONAL AGREEMENTS.

     5.1   EXPENSES.  All fees and expenses incurred in connection with this
           --------
Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses; provided, however, Endeavor shall be solely responsible for and shall pay all fees incurred by the Sellers prior to and on the Execution Date.

     5.2   EMPLOYEES AND EMPLOYEE BENEFITS.  Prior to or at the Execution,
           -------------------------------
Purchaser may offer employment to some or all employees of the Sellers, in the Purchaser's sole discretion (other than the employees listed on Schedule 5.2
                                                                ------------
attached hereto which contains a list of all employees of the Sellers whom Endeavor shall not be precluded from employing) upon such terms and conditions as shall be determined by Purchaser in its sole discretion. The Sellers will retain all of the employee benefit plans and pension plans currently maintained by such Sellers as of the date of this Agreement, and Purchaser will not assume any obligations under any such plans. The Sellers will indemnify , defend and hold harmless Purchaser (and its directors, officers, employees and affiliates) with respect to such employee benefit plans and pension plans for and against any and all claims, actions, judgments or causes of action based upon or arising out of or otherwise in respect of any such plan. All employees of the Sellers hired by Purchaser shall be given full credit for all time worked for the Sellers for purposes of determining their participation and vesting under the employee benefit plans and programs of Purchaser applicable to such employees. Unless prohibited by law, the Sellers shall provide to Purchaser all personnel records for the employees of the Sellers hired by Purchaser, including, without limitation, names, social security numbers, dates of hire, dates of birth, number of hours worked each year, and salary history. Endeavor hereby agrees not to employ, directly or indirectly, for a period of 12 months after the Execution Date, any Key Employee to whom Purchaser has offered employment prior to or on the Execution Date and who decides not to accept employment with Purchaser; provided, however that Purchaser and Endeavor hereby agree that Alva Teets may be employed by Endeavor, Purchaser or any third party after a period of six months from the Execution Date.

     5.3  FURTHER ASSURANCES.  Upon the reasonable request of any party to this
          ------------------
Agreement, each party agrees to take any and all actions, including, without limitation, the execution of certificates, documents, or instruments necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

     5.4  BULK SALES LAW. As an inducement to Purchaser to waive compliance with
          --------------
the provisions of any applicable bulk sales or transfer laws, each Seller hereby agrees that all of its debts, obligations and liabilities which are not expressly assumed by Purchaser under this Agreement will be paid and discharged by such Seller as and when they become due and payable in the ordinary course of the Business. Endeavor and the Sellers, jointly and severally, further agree to indemnify and hold Purchaser harmless from any and all liabilities incurred by Purchaser by reason of or arising out of claims made by creditors with respect to any non-compliance with any applicable bulk sales or transfer laws (except to the extent such claims constitute Assumed Liabilities).

     5.5  CORPORATE NAME CHANGES.  On the Execution Date, immediately after the
          ----------------------
Execution hereof, QDS shall change its corporate name, at Endeavor's expense, to another name which is not confusingly similar to "Quality Diagnostic Services, Inc.," "QDS" or any similar name; provided, however, that Purchaser agrees that QDS may operate under the trade names "Quality Diagnostic Services, Inc." and "QDS" from the date of such name change through and until the Execution Date. Endeavor and each Seller further agrees that after the Execution Date it shall no longer use any of such names without the prior written consent of Purchaser in each instance.

     5.6  BONUS PLAN FOR FORMER ENDEAVOR AND/OR QDS EMPLOYEES.  Purchaser shall
          ---------------------------------------------------
establish a phantom stock or incentive bonus plan (the "Bonus Plan") for its employees and representatives after the Execution, based, in whole or in part, on any increases in the value of the Endeavor common stock underlying the Incentive Warrant and the terms and provisions of the Bonus Plan shall be determined by the Purchaser, in its sole discretion; provided, however, that Purchaser shall comply with the terms of the Incentive Warrant and all applicable securities laws with respect to any restriction on the transfer of the Incentive Warrant, shares of Endeavor common stock underlying the Incentive Warrant or any interest therein.

     5.7  OPERATIONS OF QDS AND TELEMEDICS.  After the Execution, QDS and
          --------------------------------
Telemedics agree to discontinue any or all businesses or operations, except for the performance of any obligations QDS and/or Telemedics may have to Purchaser pursuant to and in accordance with the terms of this Agreement or the Management Agreement, including obligations with respect to Excluded Liabilities.

     5.8  HART-SCOTT-RODINO.  For purposes of determining whether the
          -----------------
transactions contemplated by this Agreement are subject to the reporting and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), Endeavor and each Seller, jointly and severally, represent and warrant that, as calculated in accordance with Rule (S) 801.11 under the HSR Act, 16 C.F.R. (S) 801.11, the total assets of the "ultimate parent entity" of Endeavor and each Seller (as such term is defined in the HSR
Act) are less than $10,000,000.

     5.9  STOCK PURCHASE AGREEMENT.  Endeavor and Purchaser hereby agree that
          ------------------------
Purchaser shall invest in Endeavor, on the same financial terms as any investment in Endeavor by HBO & Company ("HBOC"), $2,000,000, provided, however, that if HBOC invests less than $10,000,000, Purchaser may elect to reduce its investment to 20% of the amount actually invested by HBOC, and further provided that Purchaser shall not be obligated to make such investment if the per share price at which HBOC invests, multiplied by the number of outstanding shares of Endeavor common stock, on a fully-diluted basis, immediately prior to such investment is more than $250,000,000. Endeavor shall promptly notify Purchaser of any such investment by HBOC, and the terms thereof, and the closing of Purchaser's investment shall occur within 5 business days of such notice from Endeavor to Purchaser. Endeavor shall use commercially reasonable efforts to obtain the consent of Sirrom Capital Corporation and any other consents required for such investment by Purchaser.

     5.10 NOTICE OF EMPLOYEE'S TERMINATION. After the transition of the payroll
          --------------------------------
from Endeavor and Sellers to Purchaser, if Endeavor so requests in writing and identifies therein the employees of the Sellers hired by Purchaser pursuant to this Agreement which have balances in their 401(k) accounts maintained by Sellers or Endeavor as of the Execution Date, Purchaser shall inform Endeavor of any termination of any such employee's employment with Purchaser within a reasonable period of time after such termination.

     5.11 CARD GUARD AGREEMENT. Endeavor, QDS and Telemedics hereby agree not to
          --------------------
terminate, cancel, modify, alter or revise the Card Guard Agreement for a period of 30 days following the Execution Date. The parties hereby acknowledge that Purchaser shall be entering into separate negotiations with Card Guard with respect to the Endeavor 2000 Software and cardiac event monitors and Endeavor, QDS and Telemedics agree that they shall not directly or indirectly take any action which would interfere with the course of such negotiations for such 30 day period.

     5.12 FURTHER ACTION.  Upon the terms and subject to the conditions of this
          --------------
Agreement, each of Endeavor and the Sellers shall use all commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     6.   INDEMNIFICATION.

     6.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  The representations and
          ------------------------------------------
warranties contained in Articles 3 and 4 of this Agreement shall survive the Execution for a period of 18 months; provided, however, that the representations and warranties contained in Sections 3.2, 3.12, 3.15 and 5.8 hereto shall survive the Execution until the expiration of the applicable statute of limitations therefor.

     6.2  INDEMNIFICATION BY ENDEAVOR AND THE SELLERS. Subject to the provisions
          -------------------------------------------
of this Article 6, Endeavor and the Sellers, jointly and severally, agree to indemnify and hold harmless Purchaser and its shareholders, officers, directors, affiliates, agents and employees from and against any and all damages, losses and expenses sustained or incurred by any such party (whether as a result of third party claims, demands, suits, causes of action, proceedings, investigations, judgments, liabilities, or other otherwise) including, without limitation, costs of investigation and defense, court costs and reasonable attorneys fees (all of the foregoing being hereinafter referred to collectively as "Losses"), with respect to or arising out of (a) any breach of any representation or warranty of Endeavor or either Seller contained herein or in any other agreement or instrument executed by Endeavor or either Seller in connection herewith; (b) any breach of any covenant or agreement of Endeavor or either Seller contained herein or in any other agreement or instrument executed by Endeavor or either Seller in connection herewith; or (c) any Excluded Liabilities (including, without limitation, any liabilities that becomes a liability of Purchaser under any applicable bulk sales or transfer law, any doctrine of de facto merger or successor liability, or otherwise by operation of law).

     6.3  INDEMNIFICATION BY PURCHASER.  Purchaser hereby agrees to indemnify,
          ----------------------------
defend and hold harmless each of Endeavor, QDS and Telemedics and their respective shareholders, officers, directors, affiliates, agents and employees from and against any and all Losses incurred or sustained by any of them with respect to or arising out of (a) any breach of any representation, warranty, covenant or agreement of Purchaser contained herein or in any other agreement or instrument executed by Purchaser in connection herewith and (b) any Assumed Liability. Notwithstanding anything in this Article 6 to the contrary, Purchaser shall pay 50% of any severance pay or similar obligations set forth in (S) 6(a) of the Sales Representative - Principal Agreement, incurred with respect to the termination of any QDS independent sales representative, hired by Purchaser, in connection with the transactions contemplated by this Agreement, provided,
                                                                 --------
however, that Purchaser's aggregate liability pursuant to this last sentence of
-------
Section 6.3 shall in no event exceed $75,000.00.

     6.4  LIMITATION ON LIABILITY.
          -----------------------

          (a) Notwithstanding anything else contained herein to the contrary, but subject to Section 6.4(c) hereof, no party hereto shall be entitled to indemnification under the provisions of this Section 6:

               (i) unless such party shall have given written notice to the appropriate indemnifying party setting forth its claim for indemnification in reasonable detail within the time limit therefor set forth in Section
     6.1 hereof; and

               (ii) unless and until the aggregate amount of all Losses for which such party is entitled to indemnification under this Article 6 exceeds $100,000, in which event only the Losses in excess of such amount shall be recoverable (the "Indemnity Threshold"), provided, however, that Purchaser's aggregate liability pursuant to the last sentence of Section
     6.3 above shall not be subject to the Indemnity Threshold and shall not be deemed to be a Loss for the purposes of calculating the Indemnity Threshold.

          (b) Notwithstanding anything contained herein to the contrary, the maximum aggregate liability of the Sellers and Endeavor pursuant to this Article 6 shall be an amount equal to $1,500,000, plus the first $1,500,000 of any Additional Purchase Price Payment required to be paid by Purchaser pursuant to
Section 1.8 hereof (the "Indemnity Cap"), and Purchaser shall have the right, as its sole and exclusive remedy, to set-off against the first $1,500,000 of any Additional Purchase Price Payment the amount of any Losses for which it is entitled to indemnification pursuant to this Article 6.

          (c) Notwithstanding anything contained herein to the contrary, the following items shall not be subject to the Indemnity Threshold or the Indemnity Cap, and Endeavor and the Sellers, jointly and severally, agree to indemnify and hold harmless Purchaser and its shareholders, officers, directors, affiliates, agents and employees from and against any and all damages, losses and expenses sustained or incurred by any such party (whether as a result of third party claims, demands, suits, causes of action, proceedings, investigations, judgments, liabilities, or other otherwise) including, without limitation, costs of investigation and defense, court costs and reasonable attorneys fees, with respect to or arising out of (i) the lawsuit entitled QDS v. Harry A. Kopelman,
                                                      ------------------------
MD, et al., file number E-61332 in the Superior Court of Fulton County, State of
-----------
Georgia; (ii) any breach of the representation and warranty of Endeavor or the Sellers set forth in Sections 3.21 and 5.8 hereof; (iii) any breach of the representation and warranty of Jeffrey T. Arnold in the Arnold Side Letter, and
(iv) any Purchaser's Adjustments, as provided for in Section 1.9 hereof (the foregoing being hereinafter referred to collectively as the "Fully Indemnified Losses").

     6.5  ADMINISTRATION OF THIRD PARTY CLAIMS.
          ------------------------------------

          (a)  Whenever any claim shall arise for indemnification under this
Article 6, the party entitled to indemnification (the "Indemnified Party") shall promptly notify the other party or parties obligated to provide indemnification under this Agreement (each an "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a person who is not a party to this Agreement (a "Third Party Claim"), such notice shall also specify, if known, the amount or a good faith estimate of the amount of the Losses arising therefrom.

          (b) The Indemnified Party shall not settle or compromise or voluntarily enter into any binding agreement to settle or compromise, or consent to entry of any judgment arising from, any such claim or proceeding except in accordance with this Section 6.5. With respect to any Third Party Claim, the Indemnifying Party shall undertake the defense thereof by representatives of its own choosing reasonably satisfactory to the Indemnified Party. The Indemnified Party or any other Party shall have the right to participate in any such defense of a Third Party Claim with advisory counsel of its own choosing at its own expense. Assuming they have received reasonably adequate advance notice of a covered claim, in the event the Indemnifying Party, after two-thirds of the period for the presentation of a defense against any such Third Party Claim, fails to begin to diligently defend it (or at any time thereafter ceases to diligently defend it), the Indemnified Party will have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of, and for the account of, the Indemnifying Party, at the expense and risk of the Indemnifying Party.

     7.   GENERAL PROVISIONS.

     7.1  BROKERS.  Each of Endeavor and the Sellers represents and warrants to
          -------
Purchaser, and Purchaser represents and warrants to Endeavor and the Sellers that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

     7.2  NOTICES.
          -------

          (a) All notices, consents, requests and other communications hereunder shall be in writing and shall be sent by hand delivery, by certified or registered mail (return-receipt requested), or by a recognized national overnight courier service as set forth below:

               If to Purchaser:    Matria Healthcare, Inc.
                                   1850 Parkway Place
                                   12th Floor
                                   Marietta, Georgia 30067
                                   Attention: General Counsel

               with a copy to:     James L. Smith, III, Esq.
               (which shall not    Troutman Sanders LLP
               constitute notice)  600 Peachtree Street, N.E.
                                   Suite 5200
                                   Atlanta, Georgia 30308-2216

               If to Endeavor      Endeavor Technologies, Inc.
               or either Seller:   400 The Lenox Building
                                   3399 Peachtree Road, N.E.
                                   Atlanta, Georgia 30326
                                   Attention: Chief Executive Officer
               with a copy to:     Attention:  Glenn W. Sturm, Esq.
               (which shall not    Nelson Mullins Riley & Scarborough, LLP
               constitute notice)  First Union Plaza
                                   Suite 1400
                                   999 Peachtree Street, N.E.
                                   Atlanta, Georgia 30309

          (b) Notices delivered pursuant to Section 7.2(a) shall be deemed given: (i) at the time delivered, if personally delivered; (ii) at the time received, if mailed; and (iii) two business day after timely delivery to the courier, if by overnight courier service.

          (c) Any party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with this Section 7.2.

     7.3  ENTIRE AGREEMENT. This Agreement, including all Exhibits and Schedules
          ----------------
hereto, the Disclosure Letter (all of which are incorporated herein by this reference), and the Arnold Side Letter, contains the entire agreement and understanding concerning the subject matter hereof between the parties hereto.

     7.4  WAIVER; AMENDMENT.  No waiver, termination or discharge of this
          -----------------
Agreement, or any of the terms or provisions hereof, shall be binding upon any party hereto unless confirmed in writing. No waiver by any party hereto of any term or provision of this Agreement or of any default hereunder shall affect such party's rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar. This Agreement may not be modified or amended except by a writing executed by all parties hereto.

     7.5  SEVERABILITY.  If any provision of this Agreement shall be held void,
          ------------
voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

     7.6  GOVERNING LAW.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Georgia, without regard to the principles of conflicts of law.

     7.7  ASSIGNMENT.  No party hereto may assign this Agreement, in whole or in
          ----------
part, without the prior written consent of the other parties hereto, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect. Provided, however, that Purchaser may assign this Agreement, in whole or in part, to a subsidiary of Purchaser, without the consent of the other parties hereto, in which case Purchaser shall nonetheless remain liable for the performance of all of its obligations hereunder.

     7.8  BINDING EFFECT. This Agreement shall be binding upon and shall inure
          --------------
to the benefit of the parties hereto and their respective successors and permitted assigns.

     7.9  CUMULATIVE REMEDIES.  All rights and remedies of each party hereto are
          -------------------
cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

     7.10 HEADINGS. The titles, captions and headings contained in this
          --------
Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect in any way the meaning or interpretation of this Agreement.

     7.11 REFERENCE WITH AGREEMENT.  Numbered or lettered articles, sections,
          ------------------------
paragraphs, subsections, Schedules and Exhibits herein contained refer to articles, sections, paragraphs, subsections, Schedules and Exhibits of this Agreement unless otherwise expressly stated. The words "herein," "hereof," "hereunder," "hereby," "this Agreement" and other similar references shall be construed to mean and include this Agreement and all Exhibits and Schedules and all amendments to any of them unless the context shall clearly indicate or require otherwise.

     7.12 INTERPRETATION.  This Agreement shall not be construed more strictly
          --------------
against any party hereto regardless of which party is responsible for its preparation, it being agreed that this Agreement was fully negotiated by all parties hereto.

     7.13 DEFINITION OF KNOWLEDGE.  Any reference in this Agreement or in any
          -----------------------
certificate delivered pursuant hereto to a party's "Knowledge" (whether to "the best of" such party's knowledge or other similar expressions relating to the knowledge or awareness of any party) shall include all matters which any of such party's officers or directors actually knew or should have known acting in their capacity as an officer or director of such party.

     7.14 NO THIRD PARTY BENEFICIARIES. There are no third party beneficiaries
          ----------------------------
of this Agreement and nothing else in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

     7.15 COUNTERPARTS; FAX SIGNATURES. This Agreement may be executed in one or
          ----------------------------
more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement under seal as of the Execution Date, to be effective as of the Effective Date.

                                   MATRIA HEALTHCARE, INC.

                                   By:     /s/ Frank D. Powers
                                           -------------------------------------
                                   Title:  Executive Vice President and Chief
                                           -------------------------------------
                                           Operating Officer
                                           -------------------------------------

                                           [CORPORATE SEAL]


                                   ENDEAVOR TECHNOLOGIES, INC.


                                   By:     /s/ W. Michael Heekin
                                           -------------------------------------
                                   Title:  Chief Operating Officer
                                           -------------------------------------

                                           [CORPORATE SEAL]


                                   QUALITY DIAGNOSTIC SERVICES, INC.


                                   By:     /s/ Blake Whitney
                                           -------------------------------------
                                   Title:  President
                                           -------------------------------------

                                           [CORPORATE SEAL]


                                   TELEMEDICS, INC.


                                   By:     /s/ Jeffrey T. Arnold
                                           -------------------------------------
                                   Title:  Chief Executive Officer
                                           -------------------------------------

                                           [CORPORATE SEAL]